AGREEMENT AND PLAN OF MERGER


                      between


        COLUMBIA/HCA HEAlTHCARE CORPORATION,


          COL ACQUISITION CORPORATION


                      and


     HEALTHTRUST, INC. - THE HOSPITAL COMPANY


         Dated as of October 4, 1994

     AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 4, 1994, between Columbia/HCA Healthcare
Corporation, a Delaware corporation ("Columbia"), COL
Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Healthtrust, Inc. The Hospital Company, a Delaware corporation ("Company").

     RECITALS

A. The Boards of Directors of Columbia and Company each have determined that a business combination between Columbia and Company is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a pooling of interests.

C. Columbia and Company have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

D. Columbia, Merger Sub and Company desire to make certain representations, warranties and agreements in connection with the merger.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     ARTICLE 1

1. The Merger.

1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving
Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the
"DGCL").

1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the
"Closing") shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York
Plaza, New York, New York, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Columbia and Company may agree.
The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The
Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     ARTICLE 2

     2. Certificate of Incorporation and Bylaws of the Surviving Corporation.

          2.1. Certificate of Incorporation. The
Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving
Corporation, until duly amended in accordance with applicable law.

          2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     ARTICLE 3

     3. Directors and Officers of the Surviving
Corporation.

          3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time, a majority of whom shall not have been directors of the Company prior to the Effective Time, shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

          3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

     ARTICLE 4

     4.   Effect of the Merger on Securities of Merger
Sub and Company.

          4.1. Merger Sub Stock. At the Effective Time, each share of Common Stock, $.01 par value, of Merger
Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non assessable share of Common
Stock, $.01 par value, of the Surviving Corporation.

          4.2. Company Securities.

               (a) At the Effective Time, each share of Common Stock, $.001 par value (the "Company Common
Stock"), of Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.88 of a share of Common Stock, $.01 par value (the "Columbia
Common Stock"),of Columbia (the "Exchange Ratio"). Each share of Columbia Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated preferred stock purchase right (a "Right") in accordance with the Amended and Restated Rights Agreement dated as of February 10,
1994, between Columbia and Mid-America Bank of
Louisville & Trust Company. References herein to the shares of Columbia Common Stock issuable in the Merger shall be deemed to include the associated Rights.

               (b) As a result of the Merger and
without any action on the part of the holder thereof, at the Effective Time all shares of Company Common
Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Columbia Common Stock and cash for fractional shares of Columbia Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of a certificate (a "Certificate") representing such shares of Company Common Stock.

               (c) Each share of Company Common Stock
issued and held in Company's treasury at the Effective
Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

               (d) All options (individually, a
"Company Option" and collectively, the "Company
Options") outstanding at the Effective Time under any Company stock option plan (the "Company Stock Option
Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company
Options shall, by virtue of the Merger and without any further action on the part of Company or the holder of any such Company Options, be assumed by Columbia in such manner that Columbia (i) is a corporation
"assuming a stock option in a transaction to which
Section 424(a) applied" within the meaning of Section
424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 applicable to such option. Each Company Option assumed by Columbia shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each such Company Option shall be exercisable for that whole number of shares of Columbia
Common Stock (to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective
Time would be converted under this Section 4.2, and
(ii) the option price per share of Columbia Common
Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company
Option in effect immediately prior to the Effective
Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests. From and after the date of this Agreement, except as provided in Section 7.2(a)(vi), no additional options shall be granted by Company or its Subsidiaries (as defined in Section 10.14 hereof) under the Company Stock Option Plans or otherwise.

          4.3. Exchange of Certificates Representing
Company Common Stock.

               (a) As of the Effective Time, Columbia
shall deposit, or shall cause to be deposited, with an exchange agent selected by Columbia, which shall be Columbia's Transfer Agent or such other party reasonably satisfactory to Company (the "Exchange
Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Columbia Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Columbia Common Stock, together with any dividends or distributions with respect thereto
(relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 and paid pursuant to this Section 4.3 in exchange for outstanding shares of Company Common Stock.

               (b)  Promptly after the Effective Time,
Columbia shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock shall pass, only upon delivery of the Certificates representing such shares to the Exchange Agent and which shall be in such form and have such other provisions as Columbia may reasonably specify and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Columbia Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Columbia Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Columbia Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

               (c)  Notwithstanding any other
provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Columbia Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Columbia
Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Columbia Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Columbia Common Stock, less the amount of any withholding taxes which may be required thereon.

               (d)  At or after the Effective Time,
there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective
Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Columbia Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c~ under the Securities Act of 1933, as amended (the "Securities
Act"), shall not be exchanged until Columbia has received a written agreement from such person as provided in Section 7.10.

               (e)  No fractional shares of Columbia
Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Columbia
Common Stock pursuant to Section 4.2(b), cash adjustments will be paid to holders in respect of any fractional share of Columbia Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the "Average Price" of a share of Columbia Common
Stock. The "Average Price" of a share of Columbia
Common Stock shall be the average of the closing sales prices thereof as reported on The New York Stock
Exchange (the "NYSE") Composite Tape (as reported by
The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten (10) business days immediately preceding the Closing Date.

               (f) Any portion of the Exchange Fund
(including the proceeds of any investments thereof and any shares of Columbia Common Stock) that remains unclaimed by the former stockholders of Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Company who have not theretofore complied with this
Article 4 shall thereafter look only to the Surviving
Corporation for payment of their shares of Columbia
Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Columbia
Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

               (g) None of Columbia, Company, the
Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (h) In the event any Certificate shall
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Columbia Common Stock as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.


     4.4. Adjustment of Exchange Ratio.


     In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Columbia Common Stock or Company
Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.


     ARTICLE 5

     5.   Representations and Warranties of Company.

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Columbia (the "Company Disclosure Letter") or in the
Company Reports (as defined below), Company represents and warrants to Columbia as of the date of this Agreement as follows:

          5.1. Existence; Good Standing: Corporate
Authority; Compliance With Law. Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Company and its Subsidiaries (as defined in Section 10.14) taken as a whole (a "Company Material
Adverse Effect"). Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
Each of Company's Significant Subsidiaries (as defined in Section 10.14 hereof) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company
Material Adverse Effect. Neither Company nor any of its
Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Company or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Company
Material Adverse Effect. Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Company Material Adverse Effect.
The copies of Company's Certificate of Incorporation and Bylaws previously delivered to Columbia are true and correct.

     5.2. Authorization. Validity and Effect of
Agreements. Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby.
Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common
Stock, the consummation by Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby
(when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3. Capitalization. The authorized capital stock of Company consists of 400,000,000 shares of Company
Common Stock and 78,000,000 shares of preferred stock, $.OOl par value (the "Company Preferred Stock"). As of
October 3, 1994, there were 90,598,279 shares of Company Common Stock, and no shares of Company
Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Company have been issued, except pursuant to the exercise of options outstanding under the Company Stock Option
Plans or the exercise of warrants to purchase shares of Company Common Stock outstanding on October 3, 1994.
Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate
Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Company or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Company or the Surviving Corporation pursuant to any Company
Benefit Plan (as defined in Section 5.11).

     5.4. Subsidiaries. Company owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Company Subsidiary) of each of Company's Subsidiaries. Each of the outstanding shares of capital stock of each of Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Company has been previously provided to Columbia, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

          5.5. Other Interests. Except for interests in the Company Subsidiaries, neither Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments held by Company's captive insurance subsidiaries, investments in short term investment securities and corporate partnering, development, cooperative marketing and similar undertakings, arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $50,000,000).

          5.6. No Violation. Neither the execution and delivery by Company of this Agreement nor the consummation by Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Company; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of its existing Company
Stock Option Plans, or any grant or award made under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Company or any of its Subsidiaries is a party, or by which Company or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse
Effect; or (iv) other than the filings provided for in
Article 1, applicable federal, state and local regulatory filings, filings required under the Hart
Scott Rodino Antitrust Improvements Act of 1976 (the
"HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of
1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

          5.7. SEC Documents. Company has delivered to
Columbia each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since August 31, 1993, including, without limitation,
(i) its Annual Report on Form 10-K for the year ended
August 31, 1993, as amended, (ii) its Quarterly Reports on Form 10-Q for the periods ended November 30, 1993, February 28, 1994, and May 31, 1994, (iii) its Current
Reports on Form 8-K dated January 10, 1994 and May 5,
1994, (iv) its Proxy Statement for the Annual Meeting of Stockholders held January 13, 1994, (v) its
Registration Statement on Form S-3, as amended,
Registration No. 33-52403, and (vi) its Registration
Statement on Form S-3, as amended, Registration No. 33
52401, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the
"Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of Company and the Company
Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Company and the Company
Subsidiaries for the periods set forth therein
(subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither
Company nor any of the Company Subsidiaries has any material liabilities or obligations of any nature
(whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since August 31, 1993.

          5.8. Litigation. There are no actions, suits or proceedings pending against Company or the Company
Subsidiaries or, to the actual knowledge of the executive officers of Company, threatened against Company or the Company Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Company Material
Adverse Effect.

          5.9.   Absence of Certain Changes. Since
August 31, 1993, Company has conducted its business only in the ordinary course of such business, and there has not been (i) any Company Material Adverse Effect
(other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods.

          5.10. Taxes.  Company and each of its
Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Company Reports.

          5.11 Employee Benefit Plans.

               (a) All employee benefit plans and other benefit arrangements covering employees of Company and the Company Subsidiaries (the "Company Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Company or any of its Subsidiaries are listed in the Company Reports or are set forth in the Company Disclosure Letter, except Company Benefit Plans which are not material. True and complete copies of the Company Benefit Plans have been made available to Columbia. To the extent applicable, the Company Benefit
Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. Neither Company nor any ERISA Affiliate of Company (during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or
Section 412 of the Code. No Company Benefit Plan nor
Company has incurred any liability or penalty under
Section 4975 of the Code or Section 502(i) of ERISA.
Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Company, there are no pending or anticipated material claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company
Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Company
Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for.
Since September 25, 1980, neither Company nor any ERISA
Affiliate of Company (during the period of its affiliated status and prior thereto, to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment
(whether of severance pay or otherwise~, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to Company or its Subsidiaries are the agreements and policies specifically referred to in the Company Disclosure
Letter (and, in the case of such agreements, the form of which is attached to the Company Disclosure Letter).

               (b) (i) From the date of its inception
until its termination, each of the HealthTrust Employee
Stock Ownership Plan and the EPIC Employee Stock
Ownership Plan (the "ESOPs") were qualified under
Section 401(a) of the Code and a determination letter has been issued by the IRS to the effect that each such ESOP was so qualified and that each trust forming a part of any such ESOP was exempt from tax pursuant to
Section 501(a) of the Code and no circumstances existed or now exist which would adversely affect this qualification or exemption. The termination of any of the ESOPs has not had a Company Material Adverse
Effect.

     (ii) No "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any ESOP.

     (iii)     All contributions and other payments
required to be made by the Company, its Subsidiaries or ERISA Affiliates to the ESOPs prior to the date hereof have been made and no contributions have been made to the ESOPs that would be considered non-deductible under the Code, except as would not have a Company Material
Adverse Effect.

     (iv) Company, its Subsidiaries and ERISA
Affiliates have complied with and performed all obligations required to be performed by them under or with respect to the ESOPs, or any related trust and have complied with all applicable federal, state and local laws, rules or regulations with respect to the ESOPs, except as would not have a Company Material
Adverse Effect.

For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same
"controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or
(m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing
Sections.

          5.12.     Labor Matters.  Neither Company nor
any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Company, threatened against Company or its Subsidiaries relating to their business, except for any such proceeding which would not have a Company Material Adverse Effect. To the knowledge of the executive officers of Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of its Subsidiaries.

          5.13.     No Brokers. Company has not entered
into any contract, arrangement or understanding with any person or firm which may result in the obligation of Company or Columbia to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Company has retained
Merrill lynch & Co. as its financial advisor, the arrangements with which have been disclosed in writing to Columbia prior to the date hereof. Other than the foregoing arrangements, Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          5.14.     Opinion of Financial Advisor.
Company has received the opinion of Merrill Lynch & Co.
to the effect that, as of the date hereof, the Exchange
Ratio is fair to the holders of Company Common Stock from a financial point of view.

          5.15.     Columbia Stock Ownership. Neither
Company nor any of its Subsidiaries owns any shares of Columbia Common Stock or other securities convertible into Columbia Common Stock.

          5.16.     Medicare
Participation/Accreditation. All of Company's hospitals are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of Company's assets. Neither
Company nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither
Company nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have a Company Material Adverse Effect. All of Company's hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

          5.17.     Pooling of Interests; Tax
Reorganization. To the actual knowledge of the executive officers of Company, Company has not taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No.
16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. To the actual knowledge of the executive officers of Company, Company has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

          5.18 EPIC Transaction. To the actual
knowledge of the executive officers of Company, the representations and warranties of EPIC Holdings, Inc.
("EPIC") set forth in the Agreement and Plan of Merger
(the "EPIC Merger Agreement") dated as of January 9,
1994 among Company, Odyssey Acquisition Corp. and EPIC were true and correct in all material respects as of the closing date of the merger contemplated by the EPIC
Merger Agreement.

     ARTICLE 6

     6. Representations and Warranties of Columbia and Merger Sub.

Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Company (the
"Columbia Disclosure Letter") or in the Columbia
Reports (as defined below), Columbia and Merger Sub represent and warrant to Company as of the date of this Agreement as follows:

          6.1. Existence; Good Standing; Corporate
Authority; Compliance With Law. Each of Columbia and
Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Columbia is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Columbia and its Subsidiaries taken as a whole (a "Columbia Material
Adverse Effect"). Columbia has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
Each of Columbia's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Columbia
Material Adverse Effect. Neither Columbia nor any
Columbia Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Columbia or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Columbia
Material Adverse Effect. Columbia and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Columbia Material Adverse Effect.
The copies of Columbia's Certificate of Incorporation and Bylaws previously delivered to Company are true and correct.

          6.2. Authorization, Validity and Effect of
Agreements. Each of Columbia and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Columbia and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action.
This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Columbia and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          6.3. Capitalization. The authorized capital stock of Columbia consists of 800,000,000 shares of Columbia Common Stock, 25,000,000 shares of nonvoting common stock, $.01 par value (the "Columbia Nonvoting
Common Stock"), and 25,000,000 shares of preferred stock, $.01 par value (the "Columbia Preferred Stock").
As of September 30, 1994, there were 347,845,336 shares of Columbia Common Stock, 14,189,999 shares of Columbia
Nonvoting Common Stock, and no shares of Columbia
Preferred Stock, issued and outstanding. Since such date, no additional shares of capital stock of Columbia have been issued except pursuant to the exercise of options outstanding under Columbia's stock option and employee stock purchase plans (the "Columbia Stock
Option Plans"). Columbia has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Columbia on any matter.
All such issued and outstanding shares of Columbia
Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Columbia or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Columbia or any of its Subsidiaries.

          6.4  Subsidiaries.

               (a) Columbia owns directly or indirectly each of the outstanding shares of capital stock of each of Columbia's Subsidiaries (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Columbia
Subsidiary). Each of the outstanding shares of capital stock of each of Columbia's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Columbia free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Columbia has been previously provided to Company, if applicable:
its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

          (b)  The authorized capital stock of Merger
Sub consists of 1,000 shares of Common Stock, $.01 par value, all of which shares are issued and outstanding and owned by Columbia. Notwithstanding any provisions to the contrary, Columbia may, in its sole discretion, increase the number of shares of authorized Common
Stock of Merger Sub and the number of shares of Common
Stock of Merger Sub issued and outstanding owned by Columbia. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

          6.5. Other Interests. Except for interests in the Columbia Subsidiaries, neither Columbia nor any Columbia Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in Quorum
Health Group Inc., investments held by two captive insurance companies and investments in short term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and other investments the aggregate market value of which is less than $50,000,000).

          6.6. No Violation. Neither the execution and delivery by Columbia and Merger Sub of this Agreement, nor the consummation by Columbia and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Columbia or Merger Sub; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Columbia Stock Option Plans, or any grant or award under any of the foregoing; (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Columbia or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Columbia or any of its Subsidiaries is a party, or by which Columbia or any of its Subsidiaries or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a Columbia
Material Adverse Effect; or (iv) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Columbia Material Adverse Effect.

          6.7. SEC Documents. Columbia has delivered to
Company each registration statement, report, proxy statement or information statement prepared by it since
December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the year ended
December 31, 1993, as amended, (ii) its Quarterly
Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994, (iii) its Proxy Statement for the Annual Meeting of Stockholders held May 12, 1994, and (iv) its Registration Statement on Form S-4, as amended, Registration No. 33-54475, each in the form
(including exhibits and any amendments thereto) filed with the SEC (collectively, the "Columbia Reports"). As of their respective dates, the Columbia Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Columbia Reports (including the related notes and schedules) fairly presents the consolidated financial position of Columbia and the Columbia Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Columbia Reports
(including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Columbia and the Columbia Subsidiaries for the periods set forth therein
(subject, in the case of unaudited statements, to normal year end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Neither
Columbia nor any of the Columbia Subsidiaries has any material liabilities or obligations of any nature
(whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Columbia or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since December 31, 1993.

          6.8. Litigation. There are no actions, suits or proceedings pending against Columbia or the Columbia
Subsidiaries or, to the actual knowledge of the executive officers of Columbia, threatened against Columbia or the Columbia Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Columbia Material
Adverse Effect.

          6.9. Absence of Certain Changes. Since
December 31, 1993, Columbia has conducted its business only in the ordinary course of such business, and there has not been (i) any Columbia Material Adverse Effect
(other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally); (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock (other than the regular quarterly cash dividends of $.03 per share, payable on the Columbia
Common Stock and the Columbia Nonvoting Common Stock);
or (iii) any material change in its accounting principles, practices or methods.

          6.10.     Taxes. Columbia and each of its
Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Columbia
Disclosure Letter.

          6.11.     Employee Benefit Plans. All
employee benefit plans and other benefit arrangements covering employees of Columbia and the Columbia
Subsidiaries (the "Columbia Benefit Plans") and all employee agreements providing compensation, severance or other benefits to any employee or former employee of Columbia or any of the Columbia Subsidiaries are listed in the Columbia Reports, except Columbia Benefit Plans which are not material. True and complete copies of the Columbia Benefit Plans have been made available to Company. To the extent applicable, the Columbia Benefit
Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Columbia
Benefit Plan intended to be qualified under Section
401(a) of the Code has been determined by the IRS to be so qualified. Neither Columbia nor any ERISA Affiliate of Columbia l(during the period of its affiliated status and prior thereto, to its knowledge) maintains, contributes to or has in the past maintained or contributed to any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code. No
Columbia Benefit Plan nor Columbia has incurred any liability or penalty under Section 4975 of the Code or
Section 502(i) of ERISA. Each Columbia Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Columbia, there are no pending or anticipated claims against or otherwise involving any of the Columbia Benefit Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Columbia Benefit Plan activities) has been brought against or with respect to any such Columbia Benefit
Plan, except for any of the foregoing which would not have a Columbia Material Adverse Effect. All material contributions required to be made as of the date hereof to the Columbia Benefit Plans have been made or provided for. Since September 25, 1980, neither
Columbia nor any ERISA Affiliate of Columbia (during the period of its affiliated status and prior thereto to its knowledge) has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Columbia does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and Columbia has never represented, promised or contracted
(whether in oral or written form) to any employee or former employee that such benefits would be provided.
Except as disclosed in the Columbia Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          6.12.     Labor Matters. Neither Columbia nor
any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of Columbia, threatened against Columbia or its Subsidiaries relating to their business, except for any such proceeding which would not have a Columbia Material
Adverse Effect. To the knowledge of the executive officers of Columbia, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Columbia or any of its Subsidiaries.

          6.13.     Opinion of Financial Advisor.
Columbia has received the opinion of Morgan Stanley &
Co. Incorporated to the effect that as of the date hereof, the consideration to be paid by Columbia pursuant to the Merger is fair to Columbia from a financial point of view.

          6.14.     Company Stock Ownership. Neither
Columbia nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock.

          6.15.     Columbia Common Stock. The issuance
and delivery by Columbia of shares of Columbia Common
Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Columbia. The shares of Columbia Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

          6.16.     Convertible Securities. Columbia
has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Columbia Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

          6.17.     Medicare
Participation/Accreditation. All of Columbia's hospitals are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Columbia assets.
Neither Columbia nor any of its Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations or surveys, and neither Columbia nor any of its Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may have a Columbia Material Adverse Effect. All of
Columbia's hospitals are accredited by the Joint
Commission on Accreditation of Healthcare
Organizations.

          6.18.     Pooling of Interests; Tax
Reorganization. To the actual knowledge of the executive officers of Columbia, Columbia has not taken or failed to take any action which would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No.
16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC. To the actual knowledge of the executive officers of Columbia, Columbia has not taken or failed to take any action which would prevent the Merger from constituting a reorganization within the meaning of section 368(a) of the Code.

          6.19.     No Brokers. Columbia has not
entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Company or Columbia to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Columbia has retained
Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Company prior to the date hereof. Other than the foregoing arrangements, Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     ARTICLE 7

     7.   Covenants.

          7.1. Alternative Proposals. Prior to the
Effective Time, Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Company or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative
Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative
Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Columbia immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it;
provided, however, that nothing contained in this
Section 7.1 shall prohibit the Board of Directors of Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Company provides written notice to Columbia to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which Company determined in good faith was required to be executed in order for its Board of Directors to comply with fiduciary duties to stockholders imposed by law), Company keeps Columbia informed of the status (not the terms) of any such discussions or negotiations; and
(ii) to the extent applicable, complying with Rule
14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.1 shall (x) permit Company to terminate this Agreement
(except as specifically provided in Article 9 hereof),
(y) permit Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of Company under this Agreement.

          7.2. Interim Operations.

(a) Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Columbia has consented in writing thereto, Company:

          (i) Shall, and shall cause each of its
Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii) Shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (iii) Shall not amend its Certificate of Incorporation or Bylaws or comparable governing instruments;

(iv) Shall promptly notify Columbia of any material emergency or other material change in its condition
(financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or of its properties any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

(v) Shall promptly deliver to Columbia true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (vi) Shall not (x) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (y) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on the date hereof, provided that the aggregate amount of employee stock options granted pursuant to such employee stock option plans shall not exceed 50,000,
(z) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs, or (aa) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (vii) Shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with its stock based employee benefit plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

          (viii) Shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business.

(b) Prior to the Effective Time, except as set forth in the Columbia Disclosure Letter or as contemplated by any other provision of this Agreement, unless Company has consented in writing thereto, Columbia:

          (i) Shall conduct its operations in the
ordinary course in substantially the same manner as heretofore conducted;

(ii) Shall not amend its Certificate of Incorporation;

(iii) Shall promptly deliver to Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (iv) Shall not sell, lease or otherwise
dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

(v) Shall not redeem, purchase or otherwise acquire, or propose to redeem, purchase or acquire, a material amount of the outstanding Columbia Common Stock; and

          (vi) Shall not declare or make any
extraordinary distributions with respect to its capital stock, which distributions are individually, or in the aggregate, material; provided, however, that scheduled quarterly cash dividends payable on the Columbia Common
Stock shall not be deemed "extraordinary."

          7.3. Meetings of Stockholders. Each of
Columbia and Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Columbia, the approval of the issuance of the shares of Columbia Common Stock pursuant to the Merger contemplated hereby and the approval of an amendment to Columbia's Certificate of Incorporation to increase the maximum number of directors constituting the entire Board of Directors of Columbia from 15 to 18 persons and (ii) in the case of Company, the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of each of Columbia and Company shall recommend such approval and Columbia and Company shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy
Statement/Prospectus (as defined in Section 7.7);
provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Columbia or Company, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. It shall be a condition to the mailing of the Proxy
Statement/Prospectus that (i) Columbia shall have received a "comfort" letter from Ernst & Young, independent public accountants for Company, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of Company included in the Proxy Statement/Prospectus, substantially in the form described in Section 8.3(c), and (ii) Company shall have received a "comfort" letter from Ernst & Young, independent public accountants for Columbia, dated the date of the Proxy Statement/Prospectus, with respect to the financial statements of Columbia included in the Proxy Statement/Prospectus, substantially in the form described in Section 8.2(c).

          7.4. Filings; Other Action. Subject to the terms and conditions herein provided, Company and Columbia shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and

          (ii) timely making all such filings and
timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. With respect to obtaining approval under the HSR Act, Columbia's reasonable efforts shall be deemed to include divesting or otherwise holding separate, or taking such other action (or otherwise agreeing to do any of the foregoing) with respect to any of its Subsidiaries or any of the Surviving Corporation's assets and properties necessary to obtain such approval, except to the extent that such actions would, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Company and its Subsidiaries taken as a whole (it being understood that for purposes of applying this provision, if one or more assets or properties owned by Columbia in a particular market are divested or held separate, comparable assets or properties owned by Company in such market shall be deemed to have been divested or held separate). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Columbia and Company shall take all such necessary action.

          7.5. Inspection of Records. From the date hereof to the Effective Time, each of Company and Columbia shall (i) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Company and Columbia and their respective Subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Company or Columbia, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

          7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Company and Columbia shall, subject to their respective legal obligations
(including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

          7.7. Registration Statement. Columbia and
Company shall cooperate and promptly prepare and Columbia shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Columbia
Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Company and of Columbia in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy
Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Columbia shall use all reasonable efforts, and Company will cooperate with Columbia, to have the Form S-4 declared effective by the SEC as promptly as practicable. Columbia shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.
Columbia agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Company and Columbia, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Columbia in reliance upon and in conformity with written information concerning Company furnished to Columbia by Company specifically for use in the Proxy
Statement/Prospectus. Company agrees that the written information concerning Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Company and Columbia, or, in the case of written information concerning Company provided by Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Columbia or Company without the approval of the other party. Columbia will advise Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Columbia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy
Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

7.8. Listing Application. Columbia shall promptly prepare and submit to the NYSE a listing application covering the shares of Columbia Common Stock (and associated Rights) issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective
Time, approval for the listing of such Columbia Common
Stock (and associated Rights), subject to official notice of issuance.

7.9. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

7.10. Affiliate letters. (i) At least 30 days prior to the Closing Date, Company shall deliver to Columbia a list of names and addresses of those persons who were, in Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.
Company shall provide Columbia such information and documents as Columbia shall reasonably request for purposes of reviewing such list. Company shall use all reasonable efforts to deliver or cause to be delivered to Columbia, prior to the Closing Date, from each of the Affiliates of Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Columbia shall be entitled to place legends as specified in such Affiliate letters on the certificates evidencing any Columbia Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Columbia
Common Stock, consistent with the terms of such Affiliate Letters.

(ii) At least 30 days prior to the Closing Date, Columbia shall deliver to Company a list of names and addresses of those persons who were, in Columbia's reasonable judgment, at the record date for its stockholders' meeting to approve the issuance of the Columbia Common Stock in the Merger, Affiliates of
Columbia. Columbia shall provide Company such information and documents as Company shall reasonably request for purposes of reviewing such list. Columbia shall use all reasonable efforts to deliver or cause to be delivered to Company, prior to the Closing Date, from each of the Affiliates of Columbia identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B.

7.11. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy
Statement/Prospectus with the SEC and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by Company and Columbia.

7.12. Insurance; Indemnity. (al From and after the
Effective Time, Columbia shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer, director, employee, trustee or agent of Company (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnifiied
Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Columbia shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Columbia, in advance of the final disposition of any such Action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Columbia shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that Columbia shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single
Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(b) Columbia shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnifiied Parties to the fullest extent permitted under the DGGL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

(c) For a period of six years after the Effective Time, Columbia shall cause to be maintained officers' and directors' liability insurance covering the Indemnified
Parties who are currently covered, in their capacities as officers and directors, by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance;
provided, however, that Columbia shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of three times the current annual premium paid by Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Columbia shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

(d) Columbia shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified parties in enforcing the indemnity and other obligations provided for in this Section 7.12.

(e) The rights of each Indemnified Party hereunder shall be in addition to any other rights Indemnified
Party may have under the Certificate of Incorporation or Bylaws of Company, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

7.13. Restructuring of Merger. Upon the mutual agreement of Columbia and Company, the Merger shall be restructured in the form of a forward subsidiary merger of Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of Company into Columbia, with Columbia being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

7.14. Rights Agreement. Company shall take all necessary action prior to the Effective Time to cause the dilution provisions of that certain Rights
Agreement dated as of July 8, 1993, between Company and First Union National Bank of North Carolina, as Rights
Agent, to be inapplicable to the Merger, without any payment to holders of rights issued pursuant to such Rights Agreement.

7.15. Governance. (a) Subject to approval by the stockholders of Columbia of the amendment to Columbia's
Certificate of Incorporation referred to in Section
7.3, Columbia's Board of Directors shall take all action necessary to cause the directors comprising the full Board of Directors of Columbia at the Effective
Time to be increased by three directors and shall take all such action necessary to cause R. Clayton McWhorter to be elected as a director of Columbia for a term expiring at the third annual meeting of stockholders following the Effective Time, and two other members of the present Board of Directors of Company designated by Company and reasonably acceptable to Columbia to be elected as directors of Columbia for terms expiring at the first and second annual meetings of stockholders following the Effective Time, in order to fill the vacancies resulting from such newly created directorships. If, prior to the Effective Time, any of such persons shall decline or be unable to serve as a director, Company shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to Columbia.

(b) Richard L. Scott shall continue to be President and Chief Executive Officer of Columbia at the Effective
Time and David T. Vandewater shall continue to be Chief
Operating Officer of Columbia at the Effective Time.
The Board of Directors of Columbia shall take all necessary action to cause R. Clayton McWhorter to be elected as Chairman of the Board of Columbia and Dr.
Thomas F. Frist, Jr. to be elected as Vice Chairman of the Board of Columbia at the Effective Time. Carl F.
Pollard shall continue to be Chairman of the Executive
Committee of Columbia at the Effective Time. The Board of Directors of Columbia shall take all necessary action to cause R. Clayton McWhorter to be elected to the Executive Committee of Columbia at the Effective
Time.

7.16. Pooling; Reorganization. From and after the date hereof and until the Effective Time, neither Columbia nor Company nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing. Following the Effective Time, Columbia shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Section 368(al of the Code.

7.17. Employee Benefit Plans. As of the Closing Date,
Company shall take, or cause to be taken, all such action as may be necessary to effect the cessation of active participation of employees in the Company
Benefit Plans and the future accrual of benefits thereunder. With respect to Company's retirement plans, Company and Columbia shall mutually agree as to the future disposition of such plans and their assets.
After the Effective Time Columbia shall provide benefits to employees of Company and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Columbia and its Subsidiaries. With respect to the Columbia
Benefit Plans, Columbia shall grant all employees of Company and its Subsidiaries who become participants in such plans after the Closing Date credit for all service with the Company and its Subsidiaries and their respective predecessors prior to the Closing Date for all purposes for which such service was recognized by Company. To the extent the Columbia Benefit Plans provide medical or dental welfare benefits after the Closing Date, Columbia shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Columbia shall provide that any expenses incurred on or before the Closing Date shall be taken into account under the Columbia Benefit Plans for purposes of satisfying the applicable deductible, coinsurance and maximum out of pocket provisions for such employees and their covered dependents.


     ARTICLE 8

8. Conditions.

8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions
contemplated hereby shall have been approved in the manner required by applicable law or by the applicable regulations of any stock exchange or other regulatory body, as the case may be, by the holders of the issued and outstanding shares of capital stock of Company and Columbia, respectively.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

(d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Columbia
Common Stock to be issued to Company stockholders in connection with the Merger shall have been received.

(e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Columbia and Company (and their respective Subsidiaries), taken as a whole, following the Effective Time.

(f) Columbia and Company shall each have received from Ernst & Young an opinion that the Merger will be treated as a "pooling of interests" under applicable accounting standards.

(g) The Columbia Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

8.2. Conditions to Obligation of Company to Effect the
Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Columbia shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing
Date, the representations and warranties of Columbia and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Company shall have received a certificate of the President or a Vice
President of Columbia, dated the Closing Date, certifying to such effect; provided however, that notwithstanding anything herein to the contrary, this
Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Columbia Material Adverse Effect.

(b) Company shall have received the opinion of Dewey
Ballantine, special counsel to Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Company and Columbia will each be a party to that reorganization within the meaning of
Section 368(b) of the Code.

(c) Company shall have received a "comfort" letter from Ernst & Young, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA
Statement"), dated the Closing Date, in form and substance reasonably satisfactory to Company, in connection with the procedures undertaken by them with respect to the financial statements of Columbia and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Columbia and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Columbia Material Adverse Effect, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally.

8.3. Conditions to Obligation of Columbia and Merger
Sub to Effect the Merger. The obligations of Columbia and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing
Date, the representations and warranties of Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Columbia shall have received a certificate of the President or a Vice
President of Company, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this
Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Company Material Adverse Effect.

(b) Columbia shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to
Columbia, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, and that Company and Columbia will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

(c) Columbia shall have received a "comfort" letter from Ernst & Young, of the kind contemplated by the AICPA Statement, dated the Closing Date, in form and substance reasonably satisfactory to Columbia, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Company and its Subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

(d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect, other than as a result of changes in conditions, including economic or political developments, applicable to the health care industry generally.

     ARTICLE 9

9. Termination.

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Company, by the mutual consent of Columbia and Company.

9.2. Termination by Either Columbia or Company. This
Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either
Columbia or Company if (a) the Merger shall not have been consummated by May 31, 1995, or (b) the approval of Company's stockholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (c) the approval of Columbia's stockholders required by Section
8.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by May 31, 1995.

9.3. Termination by Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Company referred to in Section 8.1(a), by action of the Board of Directors of Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a breach by Columbia or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Columbia Material Adverse Effect, or
(c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Columbia, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Company to Columbia.

9.4. Termination by Columbia. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Columbia referred to in
Section 8.1(a), by action of the Board of Directors of Columbia, if (a) the Board of Directors of Company shall have withdrawn or modified in a manner materially adverse to Columbia its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to Company stockholders, or (b) there has been a breach by Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Columbia to Company.

9.5. Effect of Termination and Abandonment.

     (a) In the event that any person shall have made an Alternative Proposal for Company and thereafter this Agreement is terminated by either party (other than pursuant to the breach of this Agreement by Columbia), then Company shall promptly, but in no event later than two days after such termination, pay Columbia a fee of $100,000,000, which amount shall be payable by wire transfer of same day funds. Company acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Columbia and Merger Sub would not enter into this Agreement;
accordingly, if Company fails to promptly pay the amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, Columbia or Merger Sub commences a suit which results in a judgment against Company for the fee set forth in this Section 9.5(a), Company shall pay to Columbia its costs and expenses
(including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

(b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article
9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.11 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14. Moreover, in the
event of termination of this Agreement pursuant to
Section 9.3 or 9.4, nothing herein shall prejudice the ability of the non breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; and provided further, that in the event Columbia has received the fee payable under Section 9.5(a) hereof, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Alternative
Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Proposal.

9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


     ARTICLE 10

10. General Provisions

10.1. Nonsurvival of Representations, Warranties and
Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in
Article 4, Sections 7.12, 7.15, 7.16 and 7.17 and this
Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

If to Columbia or Merger Sub:           If to Company:

Richard L. Scott                     R. Clayton McWhorter
President and                        Chairman of the Board,
 Chief Executive Officer             Chief Executive Officer and President
Columbia/HCA Healthcare              Healthtrust, Inc. - The
 Corporation                          Hospital Company
201 West Main Street                 4525 Harding Road
Louisville, KY 40202                 Nashville,  Tennessee 37205
Facsimile: (502) 572-2161            Facsimile: (615) 298-6122



With copies to:                      With copies to:

Mr. Stephen T. Braun                 Mr.  Philip Wheeler
Senior Vice President                Senior Vice President
 and General Counsel                  and General Counsel
Columbia/HCA Healthcare              Healthtrust, Inc. - The Hospital
 Corporation                           Company
201 West Main Street                 4525 Harding Road
Louisville, KY 40201-7433            Nashville, Tennessee 37205
Facsimile: (502) 572-2163            Facsimile:   (615) 298-6122


Jeffrey Bagner                       Morton A. Pierce
Fried, Frank, Harris,                Dewey Ballantine
Shriver & Jacobson                   1301 Avenue of the Americas
One New York Plaza                   New York, New York 10019
New York, New York 10004             Facsimile: (212) 259-6333
Facsimile: (212) 820-8586

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

10.3. Assignment; Binding Effect. Neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Sections 3.1, 7.12,
7.15 and 7.16 nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4. Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Letter, the Columbia Disclosure
Letter, the Confidentiality Agreement dated May 18,
1994, between Company and Columbia and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

10.5. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective
Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Company and Columbia, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.
This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Company and Columbia hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware
Courts and agrees not to plead or claim in any Delaware
Court that such litigation brought therein has been brought in an inconvenient forum.

10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.11. Incorporation of Exhibits. The Company
Disclosure Letter, the Columbia Disclosure Letter and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words
"Significant Subsidiaries" shall refer to Subsidiaries
(as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

COLUMBIA/HCA HEALTHCARE CORPORATION


By:  s/Richard L. Scott
Richard L. Scott
 President and
 Chief Executive  Officer

ATTEST:

By:  s/Stephen T. Braun
     Stephen T. Braun
     Secretary

COL ACQUISITION CORPORATION



By:  s/Richard L. Scott
     Richard L. Scott
     President

ATTEST:


By:  s/Stephen T. Braun
    Stephen T. Braun
    Secretary


HEALTHTRUST, INC. - THE HOSPITAL COMPANY



By:  s/R. Clayton McWhorter
     R. Clayton McWhorter
     Chairman of the Board,
     Chief Executive Officer
     and President

ATTEST:

By:  s/Philip D. Wheeler

                         EXHIBIT A

FORM OF AFFILIATE LETTER

Columbia/HCA Healthcare Corporation
201 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

I have been advised that as of the date of this letter
I may be deemed to be an "affiliate" of [Company], a Delaware corporation ("Company"), as the term
"affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations
(the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the
Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases
130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 4, 1994 (the "Agreement"), between
Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), COL Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Company, Merger Sub will be merged with and into Company (the "Merger").

As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share, of Columbia
(the "Columbia Securities") in exchange for shares owned by me of Common Stock, par value $.001 per share, of Company.

I represent, warrant and covenant to Columbia that in the event I receive any Columbia Securities as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of the Columbia Securities in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Columbia
Securities to the extent I felt necessary, with my counsel or counsel for Company.

C. I have been advised that the issuance of Columbia
Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of the Columbia
Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Columbia
Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Columbia, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. I understand that Columbia is under no obligation to register the sale, transfer or other disposition of the Columbia Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Columbia's transfer agents with respect to the Columbia Securities and that there will be placed on the certificates for the Columbia
Securities issued to me, or any substitutions therefor, a legend stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED
IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER
THE SECURITIES ACT OF 1933 APPLIES. THE SHARES
REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED
IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
BETWEEN THE REGISTERED HOLDER HEREOF AND
COLUMBIA/HCA HEALTHCARE CORPORATION, A COPY OF WHICH
AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF
COLUMBIA/HCA HEALTHCARE CORPORATION "

F. I also understand that unless the transfer by me of my Columbia Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Columbia reserves the right to put the following legend on the certificates issued to my transferee:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND
WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN
A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN
ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR
RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF
WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND
MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED
EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE
REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF
1933."

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule
145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Columbia has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Columbia, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

I further represent to and covenant with Columbia that I will not sell, transfer or otherwise dispose of any Columbia Securities received by me in the Merger or any other shares of the capital stock of Columbia until after such time as results covering at least 30 days of combined operations of Company and Columbia have been published by Columbia, in the form of a quarterly earnings report, an effective registration statement filed the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Columbia shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Columbia Securities received by me in the Merger during the aforementioned period.

Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,




Name:

Accepted this    day of
         , 199_ by

COLUMBIA/HCA HEALTHCARE CORPORATION


By:
Name:
Title:

          EXHIBIT B


FORM OF AFFILIATE LETTER



Columbia/HCA Healthcare Corporation
201 West Main Street
Louisville, Kentucky 40202

Ladies and Gentlemen:

I have been advised that as of the date of this letter
I may be deemed to be an "affiliate" of Columbia/HCA
Healthcare Corporation, a Delaware corporation
("Columbia"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of October 4, 1994 (the "Agreement"), between Columbia, COL
Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), [Company], a Delaware corporation ("Company"), Merger
Sub will be merged with and into Company (the
"Merger").

I represent to and covenant with Company that I will not sell, transfer or otherwise dispose of any shares of Common Stock, par value $.01 per share, of Columbia
("Columbia Common Stock") that I may hold until after such time as results covering at least 30 days of combined operations of Company and Columbia have been published by Columbia, in the form of a quarterly earnings report, an effective registration statement filed with the commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Notwithstanding the foregoing, I understand that I will not be prohibited from selling up to 10% of the Columbia Common Stock held by me at the time of the Merger during the aforementioned period.

Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Columbia as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,


Name:

Accepted this      day of
           , 199_ by

Company

By:
Name:
Title: